Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Ensco plc:

We consent to the incorporation by reference in the registration statements (No. 333-174611, 333-58625, 33-40282, 333-97757, 333-125048, 333-156530, 333-181593, 333-204294, 333-211588, 333-218240 and 333-220859) on Form S-8 and (No. 333-201532 and 333-221706) on Form S-3 of Ensco plc of our reports dated February 27, 2018, with respect to the consolidated balance sheets of Ensco plc and subsidiaries (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Ensco plc.

Our report dated February 27, 2018 on the effectiveness of internal control over financial reporting as of December 31, 2017 contains an explanatory paragraph that states the Company acquired Atwood Oceanics, Inc. during 2017, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, Atwood Oceanics, Inc.’s internal control over financial reporting associated with total assets of $2.0 billion and total revenues of $23.3 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Atwood Oceanics, Inc.

/s/ KPMG LLP
Houston, Texas
February 27, 2018